EXHIBIT 99.1
                                                                   ------------

                                        Filed by Wintrust Financial Corporation
                                                  (Commission File No. 0-21923)
                                                 pursuant to Rule 425 under the
                                             Securities Act of 1933, as amended

                                Subject Company:  First Northwest Bancorp, Inc.

NEWS RELEASE

FOR IMMEDIATE RELEASE                                          December 14, 2004
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FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Website address: www.wintrust.com


                      WINTRUST FINANCIAL CORPORATION PRICES
                         PUBLIC OFFERING OF COMMON STOCK

         LAKE FOREST, ILLINOIS-- Wintrust Financial Corporation. ("Wintrust") (NASDAQ: WTFC) announced today the pricing of a public offering of 1,200,000 shares of its common stock at $59.50 per share. All of the shares to be sold in the offering are being offered by an affiliate of RBC Capital Markets Corporation (the "forward purchaser") in connection with a forward sale agreement as discussed below. The forward purchaser also has granted an option to the underwriters of the offering to purchase up to an additional 180,000 shares to cover over-allotments, if any.

         The offering is being made under Wintrust's current shelf registration statement filed with the Securities and Exchange Commission. In connection with the offering, Wintrust entered into a forward sale agreement with the forward purchaser, under which the forward purchaser agreed to borrow and sell 1,200,000 shares of Wintrust common stock. The forward sale agreement will settle in 12 months, or earlier at Wintrust's option. Wintrust has the option to physically settle the forward sale agreement by delivering shares of common stock and receiving the net proceeds of the offering. If Wintrust elected to physically settle all of the 1,200,000 shares subject to the forward sale agreement, it would receive net proceeds of approximately $67.1 million, after deducting the underwriting discount. Wintrust also has the option to net stock settle or net cash settle the forward sale agreement. Wintrust intends to use the net proceeds that it receives upon settlement of the forward sale agreement to fund a portion of the purchase price for the company's previously announced acquisitions of Antioch Holding Company and First Northwest Bancorp, Inc. and for general corporate purposes.

         RBC Capital Markets Corporation is serving as lead manager of the underwriters for the offering and Piper Jaffray & Co., Raymond James & Associates, Inc., Sandler O'Neill & Partners, L.P. and Stifel, Nicolaus & Company, Incorporated are acting as co-managers.

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         This announcement does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and a related prospectus supplement, copies of which may be obtained from the offices of RBC Capital Markets Corporation, One Liberty Plaza, 165 Broadway, New York, New York 10006.

ABOUT WINTRUST FINANCIAL CORPORATION

         Wintrust is a financial holding company headquartered in Lake Forest, Illinois, with total assets of approximately $6 billion at September 30, 2004. Wintrust currently operates 12 community banks located in the greater Chicago and Milwaukee metropolitan areas that provide community-oriented, personal and commercial banking services primarily to individuals and small to mid-size businesses through 49 banking facilities. Each of Wintrust's banks provides a full complement of commercial and consumer loan and deposit products and services. Wintrust provides wealth management services, including trust, asset management and brokerage services, to customers primarily located in the Midwest, as well as to customers of the company's banks. Wintrust also originates and purchases residential mortgage loans, many of which are sold into the secondary market. In addition, Wintrust is involved in specialty lending through operating subsidiaries or divisions of certain of the company's banks. Wintrust's specialty lending niches include commercial insurance premium finance; accounts receivable financing and administrative services to the temporary staffing industry; and indirect auto lending in which Wintrust purchases loans through Chicago-area automobile dealerships.

FORWARD-LOOKING INFORMATION

         This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to Wintrust's expected use of proceeds and planned acquisitions. Actual results could differ materially from those addressed in the forward-looking statements due to factors such as estimates of future market conditions, the behavior of other market participants, government regulations and unforeseen changes in the banking industry. Other factors are detailed from time to time in Wintrust's most recent quarterly report on Form 10-Q or annual report on Form 10-K filed with the Securities and Exchange Commission. Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements.


NOTE: THE FOLLOWING NOTICE IS INCLUDED TO MEET CERTAIN LEGAL REQUIREMENTS Wintrust will be filing a registration statement with the Securities and Exchange Commission in connection with its previously announced proposed acquisition of First Northwest Bancorp, Inc. ("First Northwest") in a merger transaction involving Wintrust's common stock. The registration statement will include a proxy statement/prospectus that will be sent to the shareholders of First Northwest seeking their approval of the proposed transaction. Shareholders of First Northwest are advised to read the important information concerning the proposed transaction contained in the proxy statement/prospectus and other documents filed by Wintrust with the Securities and Exchange Commission when they become available. When filed, these documents can be obtained free of charge from the web site maintained by the Securities and Exchange Commission at

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http://www.sec.gov or upon written request to Wintrust Financial Corporation,
Attn: Investor Relations, 727 North Bank Lane, Lake Forest, Illinois 60045 or by calling (847) 615-4096, or upon written request to First Northwest Bancorp, Inc., Attn: President, 234 W. Northwest Highway, Arlington Heights, Illinois 60004 or by calling (847) 670-1000.